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                                                                     EXHIBIT 3.1

                          CERTIFICATE OF INCORPORATION
                                (COMPOSITE COPY)

                                       OF

                       PUERTO RICAN CEMENT COMPANY, INC.

         We, the undersigned, for the purpose of associating to establish a corporation for the transaction of the business hereinafter stated, under the provisions and subject to the requirements of the laws of the Commonwealth of Puerto Rico, and particularly an act entitled the "General Corporation Law for the Commonwealth of Puerto Rico", approved January 9, 1956, as the same may be amended from time to time, do make and file this certificate of incorporation in writing and do hereby certify:

         FIRST: The name of the corporation (hereinafter called the "Corporation") is

                       PUERTO RICAN CEMENT COMPANY, INC.

         SECOND: The principal office of the Corporation in the Commonwealth of Puerto Rico is located at Amelia Industrial Park, Guaynabo, Puerto Rico. The name of the resident agent of the Corporation is Hector del Valle.

         THIRD: The objects for which the Corporation is formed are the establishment, maintenance and operation of a mercantile and industrial enterprise for the manufacture, transportation and sale of cement, which enterprise shall be operated and developed under all forms and within all licit combinations which human intelligence and activity may suggest or permit, without any other limitation than those imposed by the statutes of the United States and the laws of Puerto Rico.

         In addition to the general powers conferred upon this Corporation by the laws of Puerto Rico, all of which are hereby claimed, the Corporation shall possess and exercise, subject to the restrictions and liabilities contained in an act entitled the "General Corporation Law for the Commonwealth of Puerto Rico", approved January 9, 1956, as amended, and in this Certificate of Incorporation, all such powers as are necessary or convenient to the attainment of the objects of this Corporation hereinabove set forth, including, but without limitation of the generality of the foregoing, the following:

                  (a) To manufacture, store, transport, sell and deal in, export and import, purchase for its own use or for resale, or to aid financially or otherwise in the manufacture, storage, transportation, sale and dealing in, exportation and importation of cement, Portland cement and all other types and kinds of natural and artificial cement, by-products of cement manufacture, and allied materials, such as masonry cement, cement tile, cement block, bricks, lime, highgraded lime, limestone, artificial stone, calcined gypsum, calcined and other plasters of artificial stone, plaster of Paris, dry ice, chemicals, drugs, any of the raw materials necessary for the manufacture of the various types and kinds of cement, by-products thereof, allied materials and building materials hereinabove enumerated, and such other goods, wares and merchandise of a like nature or as are usually manufactured and dealt in by those engaged in a similar line of business.

                  (b) To design, construct, assemble, make, manufacture, produce, market, distribute and sell paper bags, sacks, cartons, packages, packaging and any and all other types or kinds of paper and paper products whatsoever.

                  (c) To engage in research in, and to obtain patents on, and grant licenses for, new and modified types of cement, by-products, allied materials and building materials.

                  (d) Subject to the limitations contained in the Constitution of Puerto Rico to hold, to acquire by purchase, lease, or otherwise, any real property, improved or unimproved, and any and all personal property, necessary,


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suitable, proper, or convenient for, in connection with, or incidental to, the accomplishment of any one or more of the objects, purposes, or powers herein enumerated or described and to improve, develop, maintain and operate the same, including, but without limitation of the generality of the foregoing, the following real and personal property: land containing or capable of producing any of the raw materials needed for the manufacture of the products of the Corporation; factories, kilns, warehouses, plants, depots, power plants for the generation of steam or electric power, railroads and other roads, oil, air, water and gas pipe lines, electric, telephone and transmission lines, trucks, steamboats, steam tugs, barges and other boats, and any and all equipment and machinery necessary, for its plants and other buildings or otherwise.

                  (e) To sell, mortgage, lease, assign, pledge or otherwise transfer or dispose of any and all real property, improved or unimproved, and any and all personal property which it may now hold or may hereafter acquire.

                  (f) To borrow or raise monies for any of the purposes of the Corporation, and, from time to time, to draw, make, execute, and issue bonds, debentures, promissory notes, drafts, bills of exchange, and other negotiable or non-negotiable instruments and evidences of indebtedness, and to secure the payment of any thereof and of the interest thereon by mortgage upon, or pledge, or conveyance, or assignment in trust of the whole or any part of the property of the Corporation, real or personal, whether at the time owned or thereafter acquired, and to sell, pledge, or otherwise dispose of such bonds or other obligations of the Corporation for its corporate purposes.

                  (g) To enter into, make and perform contracts and agreements of every kind and description with any person, firm, association, corporation, municipality, body politic, government or any agency or agencies thereof, pertaining to the objects, purposes and powers of this Corporation, or necessary or convenient thereof or incidental thereto.

                  (h) To do any and all things necessary, suitable, proper, or convenient for, in connection with, or incidental to, the accomplishment of any one or more of the objects, purposes or powers herein enumerated or described, or which shall appear at any time conducive or expedient for the protection or benefit of the Corporation, provided that the same are not inappropriate to or inconsistent with this Certificate of Incorporation, or with the provisions of an act entitled the "General Corporation Law for the Commonwealth of Puerto Rico", approved January 9, 1956, as amended.

                  (i) The foregoing clauses of this Article THIRD shall be construed as objects, purposes, and powers and the matters expressed in each clause shall not be limited in any way, except as otherwise expressly provided by reference to or inference from the terms of any other clause (or any other matter within the same clause), but shall be regarded as independent objects, purposes and powers. The enumeration of specified objects, purposes and power shall not be considered to exclude, limit or restrict in any manner any power, right or privilege given to the Corporation by law or to limit or restrict the meanings of the general terms of the general powers of the Corporation, nor shall the expression of one thing be deemed to exclude another, although it be of like nature, not expressed.

         FOURTH: The minimum amount of capital with which the Corporation will commence business is $1,000.00, and the total number of shares for all classes of stock which the corporation is authorized to issue is Twenty Two Million (22,000,000) shares, divided in two classes, namely, Twenty Million (20,000,000) shares of Common Stock of the par value of one dollar ($1.00) each and Two Million (2,000,000) shares of Preferred Stock of the par value of five dollars ($5.00) each.

         FIFTH: Voting powers, designations, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions granted to or imposed upon the respective classes of shares or the holders thereof are as follows:

                  (a) The holders of shares of Common Stock shall be entitled to receive dividends, when and as declared by the Board of Directors, out of any funds legally available therefor and, in the event of any voluntary or involuntary liquidation, dissolution, or winding up of the Corporation, all the assets of the Corporation remaining after


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payment or provision for payment of all debts and liabilities shall be distributed to the holders of Common Stock pro rata according to the number of shares held, subject to the provisions hereinafter set forth in paragraph (b) of this Article FIFTH. The holders of the shares of Common Stock shall be entitled to one vote, in person or by proxy, for each share held, and except as otherwise specifically provided in the resolution or resolutions adopted by the Board of Directors pursuant to the authority expressly vested in it by this Article FIFTH with respect to any series of Preferred Stock, or as otherwise provided by the laws of the Commonwealth of Puerto Rico, the holders of the shares of Common Stock shall have the exclusive right to vote for the election of directors and for all other purposes.

                  (b) The authority to determine the voting powers of the Preferred Stock, the designations, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions granted to or imposed upon the Preferred Stock, the time or times and prices at which the Preferred Stock is subject to redemption or conversion and the classification or reclassification of any unissued shares of the Preferred Stock into one or more series is expressly vested in the Board of Directors, and any such determination by the Board of Directors shall be set forth in resolutions providing for the issuance of such Preferred Stock duly adopted in accordance with the Puerto Rico General Corporation Law. Each such resolution shall be preceded by a determination by the Board of Directors that the preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions of the Preferred Stock to be issued are under the circumstances prevailing at the time of adopting such resolution fair and equitable to all the existing stockholders. The Preferred Stock shall rank prior to Common Stock with respect to payment of dividends and with respect to distribution of the assets of the Corporation in the event of the voluntary or involuntary liquidation, dissolution or winding up of the Corporation. Neither the consolidation nor the merger of the Corporation with or into any other corporation or corporations, nor a reorganization of the Corporation alone, nor the sale, transfer or lease by the Corporation of all or any parts of its assets, shall be deemed to be a liquidation, dissolution or winding up of the Corporation for the purpose of this paragraph.

                  (c) The amount of Common Stock or Preferred Stock authorized may be increased or decreased by the affirmative vote of the holders of a majority of the stock of the Corporation entitled to vote, and no consent or affirmative vote of the stockholders shall be required in connection with a resolution by the Board of Directors fixing the terms of any series of Preferred Stock and authorizing the issuance of such Preferred Stock as permitted by paragraph (b) of this Article FIFTH.

         SIXTH: No holder of stock of the Corporation shall be entitled, as such, as a matter of right, to subscribe for or purchase any part of any new or additional issue of stock of the Corporation of any class whatsoever, or of warrants or rights of the Corporation, or of securities convertible into, or carrying warrants or rights to subscribe for or purchase, stock of the Corporation of any class whatsoever, whether now or hereafter authorized, or whether issued for cash, property or services.

         SEVENTH: The names and addresses of each of the incorporators are as follows:

                 Blanton Winship           La Fortaleza, San Juan, P.R.
                 Jose Enrique Colom        Intendencia Building, San Juan, P.R.
                 Antonio Lucchetti         Guayama, P.R.

         EIGHTH:  The Corporation is to have perpetual existence.

         NINTH: For the management of the business and for the conduct of the affairs of the Corporation, and in further creation, definition, limitation and regulation of the powers of the Corporation and of its directors and stockholders, it is further provided:

                  1. Subject to any special right of the holders of any capital stock of any class or series, the number of directors of the Corporation shall be not less than three nor more than eighteen. The Directors need not be stockholders. The Board of Directors shall, in the manner provided in the By-Laws, determine from time to time the number of directors who shall constitute the entire Board of Directors. Any such determination made by the Board of


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Directors shall continue in effect unless and until changed by the Board of
Directors, but no such change shall affect the term of any director then in office. Election of directors need not be by ballot unless the By-Laws so require. Meetings of the Board of Directors may be held either within or without the Commonwealth of Puerto Rico.

         Commencing at the annual meeting of stockholders held in 1987, the terms of office of the Board of Directors shall be divided into three classes, Class I, Class II and Class III, as shall be determined by the Board of Directors. All classes shall be as nearly equal in number as possible, and no class shall include less than one nor more than six directors. Any vacancy on the Board of Directors that results from an increase in the number of directors and any other vacancy on the Board of Directors may be filled only by the Board of Directors, provided that a quorum is then present, or only by a majority of the directors then in office, though less than a quorum, or by a sole remaining director. Directors elected to fill a newly created directorship or other vacancies shall be classified and hold office as provided by statute.

         The terms of office and the directors initially classified shall be as follows: (1) that of Class I shall expire at the annual meeting of stockholders to be held in 1988, (2) that of Class II shall expire at the annual meeting of stockholders to be held in 1989, and (3) that of Class III shall expire at the annual meeting of stockholders to be held in 1990. At each annual meeting of stockholders after the aforementioned initial classification, the successors to directors whose terms shall then expire shall be elected to serve from the time of election and qualification until the third annual meeting following election and until a successor shall have been elected and shall have qualified.

         Subject to any special right of the holders of any capital stock of any class or series, the directors of any class of directors of the Corporation may be removed without cause only by an affirmative vote of the holders of at least eighty (80) per cent of the outstanding shares of Voting Stock of the Corporation, at the annual meeting of stockholders, or at any special meeting of stockholders called for this purpose.

         In addition to any requirements of law and any other provisions of this Certificate of Incorporation, any By-Law or any resolution or resolutions of the Board of Directors adopted pursuant to this Certificate of Incorporation, the affirmative vote of the holders of at least eighty (80) per cent of the outstanding shares of Voting Stock shall be required to amend, alter or repeal, or adopt any provision inconsistent with, the requirements of this Section of this Article, unless such amendment, alteration or repeal, or adoption shall have been approved by a majority of the Disinterested Directors, then the affirmative vote of a majority of the outstanding shares of Voting Stock shall be required.

         Notwithstanding the foregoing, whenever the holders of any capital stock of any class or series shall have the right, voting separately by class or series, to elect directors at an annual or special meeting of stockholders, the election, term of office, filling of vacancies and other features of such directorships shall be governed by the terms of this Certificate of Incorporation or resolution or resolutions of the Board of Directors adopted pursuant to this Certificate of Incorporation applicable thereto, and such directors so elected shall not be divided into classes pursuant to this Section of this Article unless expressly provided by such terms.

                  2. In furtherance and not in limitation of the powers conferred by the laws of the Commonwealth of Puerto Rico, and subject at all times to the provisions thereof, the Board of Directors is expressly authorized and empowered:

                  (a) To make, alter, and repeal By-Laws of the Corporation, subject to the power of the stock-holders to alter or repeal the By-Laws made by the Board of Directors.

                  (b) To determine, from time to time, whether and to what extent and at what times and places and under what conditions and regulations the account and books and documents of the Corporation (other than the stock ledger) or any of them, shall be open to inspection by the stockholders; and no stockholder shall have any right to inspect any account or book or document of the Corporation, except as conferred by the laws of the Commonwealth of Puerto Rico, unless and until duly authorized to do so by resolution of the Board of Directors.


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                  (c) To authorize and issue obligations of the Corporation, secured or unsecured, to include therein such provisions as to redeemability, convertibility or otherwise, as the Board of Directors in its sole discretion may determine, and to authorize the mortgaging or pledging of, and to authorize and cause to be executed mortgages and liens upon, any property of the Corporation, real or personal, including after-acquired property.

                  (d) To determine whether any, and, if any, what part of, the net assets of the Corporation in excess of its capital shall be declared in dividends and paid to the stockholders entitled thereto, and to direct and determine the use and disposition thereof.

                  (e) To set apart, out of any funds of the Corporation available for dividends, a reserve or reserves, and to abolish any such reserve or reserves, or to make such other provisions, if any, as the Board of Directors may deem necessary or advisable for working capital, for additions, improvements and betterments to plant and equipment, for expansion of the business of the Corporation (including the acquisition of real and personal property for that purpose) and for any other purpose of the Corporation.

                  (f) To establish bonus, profit-sharing, pension, thrift, and other types of incentive, compensation or retirement plans for the officers and employees (including officers and employees who are also directors) of the Corporation, and to fix the amounts of profits to be distributed or shared or contributed and the amounts of the Corporation's funds otherwise to be devoted thereto and to determine the persons to participate in any such plans and the amounts of their respective participations.

                  (g) To issue, or grant options for the purchase of, shares of stock of the Corporation to officers and employees (including officers and employees who are also directors) of the Corporation and its subsidiaries for such consideration and on such terms and conditions as the Board of Directors may from time to time determine.

                  (h) By resolution or resolutions passed by a majority of the whole Board, to designate one or more committees, each committee to consist of two or more of the directors of the Corporation, which to the extent provided in such resolution or resolutions or in the By-Laws, shall have and may exercise the powers of the Board of Directors (other than the power to remove or elect officers) in the management of the business and affairs of the Corporation and may authorize the seal of the Corporation to be affixed to all papers which may require it, such committee or committees to have such name or names as may be stated in the By-Laws or as may be determined from time to time by resolution adopted by the Board of Directors.

                  (i) To exercise all the powers of the Corporation, except such as are conferred by law, or by this Certificate of Incorporation or by the By-Laws of the Corporation, upon the stockholders.

                  3. No contract or other transaction between the Corporation and any other corporation, whether or not such other corporation is related to the Corporation through the direct or indirect ownership by such other corporation of a majority of the shares of the capital stock of the Corporation or by the Corporation of a majority of the shares of the capital stock of such other corporation, and no other act of the Corporation shall, in the absence of fraud, in any way be affected or invalidated by the fact that any of the directors of the Corporation are pecuniarily or otherwise interested in, or are directors or officers of, such other corporation or by the fact that such other corporation is so related to the Corporation. Any director of the Corporation individually, or any firm or association of which any director may be a member, may be a party to, or may be pecuniarily or otherwise interested in, any contract or transaction of the Corporation, provided that the fact that he individually, or such firm or association, is so interested shall be disclosed or shall have been known to the Board of Directors or to a majority of such members thereof as shall be present at any meeting of the Board of Directors at which action upon any such contract or transaction shall be taken. Any director of the Corporation who is also a director or officer of such other corporation or who is so interested may be counted in determining the existence of a quorum at any meeting of the Board of Directors which shall authorize any such contract or transaction, with like force and effect as if he were not such director or officer of such other corporation or not so


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interested.

                  4. The Corporation shall indemnify each person who served or has served as a director, officer or agent of the Corporation, and each person who, at the request of the Corporation, serves as a director or officer of another corporation in which the Corporation owns shares of capital stock or of which it is a creditor, and the legal representatives of each such person, against all liabilities, expenses, counsel fees and costs incurred by such person, or the estate of such person in connection with or arising out of any action, suit, proceeding or claim, whether civil or criminal, to which such person is made a party by reason of being, or having been, such director, officer, or agent. In no case shall the Corporation indemnify any such person, or the legal representatives of such person, with respect to any matters as to which such person shall be finally adjudged in any such action, suit or proceeding to be liable for negligence or misconduct in the performance of his duties; provided, however, that an entry of judgment by consent as part of a settlement shall not be deemed a final adjudication of liability for negligence or misconduct in the performance of duty; and provided, further, that in the event of a settlement (whether by agreement, entry of a judgment of consent, or otherwise), indemnification shall be provided only in connection with such matters covered by the settlement as to which the Corporation is advised by counsel that such person was not negligent or guilty of misconduct in the performance of his duties. The foregoing right of indemnification shall not be exclusive of any of other rights to which any such person may be entitled under law, by-law, agreement, vote of stockholders or otherwise.

         TENTH: The vote of the stockholders of the Corporation required to approve any Business Combination shall be as set forth in this Article TENTH. The term "Business Combination" shall have the meaning ascribed to it in paragraph 1.(B) of this Article TENTH. Each other capitalized term shall have the meaning ascribed to it in paragraph 3 of this Article TENTH.

                  1.(A) In addition to any affirmative vote required by law or this Certificate of Incorporation and except as otherwise expressly provided in paragraph 2 of this Article TENTH:

                           (1) any merger or consolidation of the Corporation
                  or any Subsidiary with (i) any Interested Stockholder or (ii) any other person (whether or not itself an Interested Stockholder) which is, or after such merger or consolidation would be, an Affiliate of an Interested Stockholder; or

                           (2) any sale, lease, exchange, mortgage, pledge,
                  transfer or other disposition (in one transaction or a series of transactions) to or with any Interested Stockholder or any Affiliate of any Interested Stockholder of assets of the Corporation or any Subsidiary having an aggregate Fair Market Value of $1,000,000 or more; or

                           (3) the issuance or transfer by the Corporation or
                  any Subsidiary (in one transaction or a series of transactions) of any securities of the Corporation or any Subsidiary to any Interested Stockholder or any Affiliate of any Interested Stockholder in exchange for cash, securities or other property (or a combination thereof) having an aggregate Fair Market Value of $1,000,000 or more, other than the issuance of securities upon the conversion of convertible securities of the Corporation or any Subsidiary which were not acquired by such Interested Stockholder (or such Affiliate) from the Corporation or a Subsidiary; or

                           (4) the adoption of any plan or proposal for the
                  liquidation or dissolution of the Corporation proposed by or on behalf of an Interested Stockholder or any Affiliate of any Interested Stockholder; or

                           (5) any transaction involving the Corporation or any
                  Subsidiary (whether or not with or into or otherwise involving an Interested Stockholder), and including, without limitation, any reclassification of securities (including any reverse stock split), or recapitalization or reorganization of the Corporation, or any merger or consolidation of the Corporation with any of its Subsidiaries or


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                  any self tender offer for or repurchase of securities of the
                  Corporation by the Corporation or any Subsidiary or any other transaction (whether or not with or into or otherwise involving an Interested Stockholder), which in any such case has the effect, directly or indirectly, of increasing the proportionate share of the outstanding shares of any class of equity securities or securities convertible into equity securities of the Corporation or any Subsidiary which is directly or indirectly beneficially owned by any Interested Stockholder or any Affiliate of any Interested Stockholder;

shall require the greater of (i) the affirmative vote of the holders of at least eighty (80) percent of the combined voting power of the then outstanding shares of the Voting Stock, in each case voting together as a single class (it being understood that for purposes of this Article TENTH each share of the Voting Stock shall have the number of votes granted to it pursuant to Article FIFTH of this Certificate of Incorporation or any resolution setting forth the rights, powers and preferences of any class or series of Preferred Stock made pursuant to said Article FIFTH (a "Preferred Stock Resolution"), or (ii) the affirmative vote of the sum of (a) the number of shares of voting power of Voting Stock then beneficially owned by the Interested Stockholder, plus (b) a majority of the combined voting power of the outstanding shares of Voting Stock held by stockholders other than the Interested Stockholder. Such affirmative vote shall be required not withstanding any provision of law or any other provision of this Certificate of Incorporation or any agreement with any national securities exchange or otherwise which might permit a lesser vote or no vote and in addition to any affirmative vote required of the holders of any class or series of Voting Stock pursuant to law, this Certificate of Incorporation or any Preferred Stock Resolution.

                  (B) The term "Business Combination" as used in this Article TENTH shall mean any transaction that is referred to in any one or more clauses
(1) through (5) of paragraph 1.(A) of this Article TENTH.

                  2. The provisions of paragraph 1.(A) of this Article TENTH shall not be applicable to any particular Business Combination, and such Business Combination shall require only such affirmative vote as may be required by law, any other provision of this Certificate of Incorporation, any Preferred Stock Resolution and any agreement with any national securities exchange, if, in the case of a Business Combination that does not involve any cash or other consideration being received by the stockholders of the Corporation, solely in their respective capacities as stockholders of the Corporation, the condition specified in the following paragraph (A) is met, or, in the case of any other Business Combination, the conditions specified in the following paragraph (A) or the conditions specified in the following paragraph
(B) are met:

                           (A) such Business Combination shall have been
                  approved by a majority of the Disinterested Directors; or

                           (B) Each of the five conditions specified in the
                  following clauses (1) through (5) shall have been met:

                                    (1) the aggregate amount of the cash and
                           the Fair Market Value as of the Consummation Date of any consideration other than cash to be received per share by holders of Common Stock in such Business Combination shall be at least equal to the highest of the following (it being intended that the requirements of this clause (B) (1) shall be required to be met with respect to all shares of Common Stock outstanding whether or not the Interested Stockholder has acquired any shares of the Common Stock):

                                            (i) if applicable, the highest per
                                    share price (including any brokerage
                                    commissions, transfer taxes and soliciting dealers' fees) paid in order to acquire any shares of Common Stock beneficially owned by the Interested Stockholder which were acquired beneficially by such Interested Stockholder (x) within the two-year period immediately prior to the Announcement Date or (y) in the transaction in which it became an Interested Stockholder, whichever is higher; or


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                                            (ii) the Fair Market Value per
                                    share of Common Stock on the Announcement
                                    Date or on the Determination Date,
                                    whichever is higher; or

                                            (iii) the amount which bears the
                                    same percentage relationship to the Fair
                                    Market Value of the Common Stock on the
                                    Announcement Date as the highest per share price determined in (B) (1) (i) above bears to the Fair Market Value of the Common Stock on the date of the commencement of the acquisition of the Common Stock by such Interested Stockholder; and

                                    (2) the aggregate amount of the cash and
                           the Fair Market Value as of the Consummation Date of any consideration other than cash to be received per share by holders of shares of any class or series of Voting Stock (other than Common Stock) shall be at least equal to the highest of the following (it being intended that the requirements of this clause
                           (B) (2) shall be required to be met with respect to every class and series of such outstanding Voting Stock, whether or not the Interested Stockholder has previously acquired any shares of a particular class or series of Voting Stock):

                                            (i) if applicable, the highest per
                                    share price (including any brokerage
                                    commissions, transfer taxes and soliciting dealers' fees) paid in order to acquire any shares of each such class or series of Voting Stock beneficially owned by the Interested Stockholder which were acquired beneficially by such Interested Stockholder
                                    (x) within the two-year period immediately prior to the Announcement Date or (y) in the transaction in which it became an Interested Stockholder, whichever is higher; or

                                            (ii) if applicable, the highest
                                    preferential amount per share to which the holders of shares of such class or series of Voting Stock are entitled in the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation; or

                                            (iii) The Fair Market Value per
                                    share of such class or series of Voting
                                    Stock on the Announcement Date or the
                                    Determination Date, whichever is higher; or

                                            (iv) the amount which bears the
                                    same percentage to the Fair Market Value of such class or series of Voting Stock of the Announcement Date as the highest per share price in (B) (2) (i) above bears to the Fair Market Value of such Voting Stock on the date of the commencement of the acquisition of such Voting Stock by such Interested Stockholder; and

                                    (3) the consideration to be received by
                           holders of a particular class or series of outstanding Voting Stock (including Common Stock) shall be in cash or in the same form as was previously paid in order to acquire beneficially shares of such class or series of Voting Stock that are beneficially owned by the Interested Stockholder and, if the Interested Stockholder beneficially owns shares of any class or series of Voting Stock that were acquired with varying forms of consideration, the form of consideration to be received by each holder of such class or series of Voting Stock shall be, at the option of such holder, either cash or the form used by the Interested Stockholder to acquire beneficially the largest number of shares of such class or series of Voting Stock beneficially acquired by it prior to the Announcement Date; and

                                    (4) after such Interested Stockholder has
                           become an Interested Stockholder and prior to the consummation of such Business Combination:

                                            (i) such Interested Stockholder
                                    shall not have become the beneficial owner of any additional shares of Voting Stock of the Corporation, except as part of the transaction in which it becomes an Interested Stockholder or upon conversion of convertible securities acquired by it prior to becoming an Interested Stockholder or as result of a pro rata stock dividend or stock split; and

                                            (ii) such Interested Stockholder
                                    shall not have received the benefit,
                                    directly or indirectly (except
                                    proportionately as a stockholder), of any loans, advances, guarantees, pledges or other financial assistance or tax credits or other tax advantages provided by the Corporation or any Subsidiary, whether in anticipation of or in connection with such Business Combination or otherwise; and

                                            (iii) such Interested Stockholder
                                    shall not have caused any material change in the Corporation's business or capital structure, including, without limitation, the issuance of shares of capital stock of the Corporation to any third party; and

                                            (iv) there shall have been (x) no
                                    failure to declare and pay at the regular date there of the full amount of dividends (whether or not cumulative) on any outstanding Preferred Stock except as approved by a majority of the Disinterested Directors, (y) no reduction in the annual rate of dividends paid on Common Stock (except as necessary to reflect any subdivision of the Common Stock), except as approved by a majority of the Disinterested Directors and (z) an increase in such annual rate of dividends (as necessary to prevent any such reduction) in the event of any reclassification (including any reverse stock split), recapitalization, reorganization, self tender offer or any similar transaction which has the effect of reducing the number of outstanding shares of the Common Stock, unless the failure so to increase such annual rate was approved by a majority of the Disinterested Directors; and

                                    (5) a proxy or information statement
                           describing the proposed Business Combination and complying with the requirements of the Securities Exchange Act of 1934 and the rules and regulations thereunder (or any subsequent provisions replacing such Act, rules and regulations), whether or not the Corporation is then subject to such requirements, shall be mailed by and at the expense of the Interested Stockholder at least thirty days prior to the Consummation Date of such Business Combination to the public stockholders of the Corporation (whether or not such proxy or information statement is required to be mailed pursuant to such Act or subsequent provisions), and shall contain at the front thereof in a prominent place (i) any recommendations as to the advisability (or inadvisability) of the Business Combination which the Disinterested Directors, if any, may choose to state, and (ii) the opinion of a reputable national investment banking firm as to the fairness (or not) of such Business Combination from the point of view of the remaining public stockholders of the Corporation (such investment banking firm to be engaged solely on behalf of the remaining public stockholders, to be paid a reasonable fee for their services by the Corporation upon receipt of such opinion, to be unaffiliated with such Interested Stockholder, and, if there are at the time any Disinterested Directors, to be selected by a majority of the Disinterested Directors).

                  3. For purposes of this Article TENTH:

                           (A) A "person" shall include, without limitation,
                  any individual, firm, corporation, group (as such term is used in Regulation 13D-5 of the General Rules and Regulations under the Securities Exchange Act of 1934, as in effect on January 1, 1987) or other entity.

                           (B) "Interested Stockholder" shall mean any person
                  (other than the Corporation or any Subsidiary or any employee benefit plan of the Corporation or any Subsidiary) who or which:

                                    (1) is the beneficial owner, directly or
                           indirectly, of more than 20 percent of the combined voting power of the then outstanding shares of Voting Stock; or

                                    (2) is an Affiliate of the Corporation and
                           at any time within the two-year period immediately prior to the date in question was the beneficial owner, directly or indirectly, of 20 percent or more of the combined voting power of the then outstanding shares of Voting Stock; or

                                    (3) is an assignee of or has otherwise
                           succeeded to the beneficial ownership of any shares of Voting Stock that were at any time within the two-year period immediately prior to the date in question beneficially owned by an Interested Stockholder, if such assignment or succession shall have occurred in the course of a transaction or series of transactions not involving a public offering within the meaning of the Securities Act of 1933.

                           (C) A person shall be a "beneficial owner" of any
                  Voting Stock:

                                    (1) which such person or any of its
                           Affiliates or Associates beneficially owns, directly or indirectly; or

                                    (2) which such person or any of its
                           Affiliates or Associates has (a) the right to acquire (whether or not such right is exercisable immediately) pursuant to any agreement, arrangement or understanding or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise, or (b) the right to vote or direct the vote pursuant to any agreement, arrangement or understanding; or

                                    (3) which are beneficially owned, directly
                           or indirectly, by any other person with which such person or any of its Affiliates or Associates has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of any shares of Voting Stock.

                           (D) For the purposes of determining whether a person
                  is an Interested Stockholder pursuant to paragraph 3.(B) of this Article TENTH, the number of shares of Voting Stock deemed to be outstanding shall include shares deemed owned by such Interested Stockholder through application of paragraph 3.(C) of this Article TENTH but shall not include any other shares of Voting Stock that may be issuable pursuant to any agreement, arrangement or understanding, or upon exercise of conversion rights, warrants or options, or otherwise.

                           (E) "Affiliate" and "Associate" shall have the
                  respective meanings ascribed to the term "Affiliate" in Rule 12b-2 of the General Rules and Regulations under the Securities Exchange Act of 1934, as in effect on January 1, 1987.

                           (F) "Subsidiary" shall mean any Corporation more
                  than 50 percent of whose outstanding equity securities having ordinary voting power in the election of directors is owned, directly or indirectly, by the Corporation or by a Subsidiary or by the Corporation and one or more Subsidiaries.

                           (G) "Disinterested Director" shall mean any member
                  of the Board of Directors of the Corporation who is unaffiliated with, and not a nominee of, the Interested Stockholder and was a member of the Board prior to the time that the Interested Stockholder became an Interested Stockholder, and any successor of a Disinterested Director who is unaffiliated with, and not a nominee of, the Interested Stockholder and who is recommended to succeed a Disinterested Director by a majority of Disinterested Directors then on the Board of Directors.

                           (H) "Fair Market Value" shall mean: (1) in the case
                  of stock, the highest closing sale price during the 30-day period commencing on the 40th day preceding the date in question of a share of such stock on the Composite Tape for New York Stock Exchange-Listed Stock, or, if such stock is not quoted on the New York Stock Exchange-Composite Tape, on the principal United States securities exchange registered under the Securities Exchange Act of 1934 on which such stock is listed, or, if such stock is not listed on any such exchange, the highest closing sale price or bid quotation with respect to a share of such stock during the 30-day period commencing on the 40th day preceding the date in question on the National Association of Securities Dealers, Inc., Automated Quotations Systems or any systems then in use, or if no such quotations are available, the fair market value on the date in question of a share of such stock as determined by a majority of the Disinterested Directors in good faith; and (2) in the case of property other than cash or stock, the fair market value of such property on the date in question as determined by a majority of the Disinterested Directors in good faith.

                           (1) In the event of any Business Combination in
                  which the Corporation survives, the phrase "any consideration other than cash to be received" as used in paragraphs 2.(B)(1) and (2) of this Article TENTH shall include the shares of Common Stock and/or the shares of any other class or series of outstanding Voting Stock retained by the holders of such shares.

                           (J) "Announcement Date" shall mean the date of first
                  public announcement of the proposed Business Combination.

                           (K) "Determination Date" shall mean the date on
                  which the Interested Stockholder became an Interested Stockholder.

                           (L) "Consummation Date" shall mean the date of the
                  consummation of the Business Combination.

                           (M) The term "Voting Stock" shall mean all
                  outstanding shares of capital stock of all classes and series of the Corporation entitled to vote generally in the election of directors of the Corporation, in each case voting together as a single class. The definition of "Voting Stock" in this paragraph 3 shall apply to the term "Voting Stock" as used in Article NINTH, Section 1 of this Certificate of Incorporation.

                  4. A majority of the Disinterested Directors shall have the power and duty to determine, on the basis of information known to them after reasonable inquiry, all facts necessary to determine compliance with this

         Article TENTH including, without limitation:

                           (A) whether a person is an Interested Stockholder;

                           (B) the number of shares of Voting Stock
                  beneficially owned by any person;

                           (C) whether a person is an Affiliate or Associate of
                  another person;

                           (D) whether the requirements of paragraph 2.(B) of
                  this Article TENTH have been met with respect to any Business Combination;

                           (E) whether the assets which are the subject of any
                  Business Combination have, or the consideration to be received for the issuance or transfer of securities by the Corporation or any Subsidiary in any Business Combination has, an aggregate Fair Market Value of $1,000,000 or more; and

                           (F) such other matters with respect to which a
                  determination is required under this Article TENTH.

         The good faith determination of a majority of the Disinterested Directors on such matters shall be conclusive and binding for all purposes of this Article TENTH.

                  5. Nothing contained in this Article TENTH shall be construed to relieve any Interested Stockholder from any fiduciary obligation imposed by law.

                  6. Notwithstanding anything contained in this Certificate of Incorporation to the contrary, the affirmative vote of the holders of at least eighty (80) percent of the combined voting power of the Voting Stock, voting together as a single class, shall be required to alter, amend or repeal this Article TENTH or to adopt any provision inconsistent therewith; provided, however, that if there is an Interested Stockholder on the record date for the meeting at which such action is submitted to the stockholders for their consideration, there shall be required the greater of (i) the affirmative vote of the holders of at least 80 percent of the combined voting power of such aforementioned Voting Stock, or (ii) the affirmative vote of the sum of (a) the number of shares of such Voting Stock then beneficially owned by the Interested Stockholder, plus (b) a majority of the combined voting power of the outstanding shares of Voting Stock held by stockholders other than the Interested Stockholder.

         ELEVENTH: The Corporation reserves the right to amend, alter or repeal any of the provisions of this Certificate of Incorporation and to add other provisions authorized by the laws of the Commonwealth of Puerto Rico at the time in force, in the manner and at the time prescribed by said laws, and all rights, powers and privileges at any time conferred upon the Board of Directors and the stockholders are granted subject to the provisions of this Article ELEVENTH.

         IN WITNESS WHEREOF, We the subscribers, being all the incorporators named in the foregoing Certificate of Incorporation have hereunto set our hands this 19th day of February, 1938.

                                                   Blanton Winship (Sgd.)

                                                   J. E. Colom (Sgd.)

                                                   A. Lucchetti (Sgd.)

                                 ACKNOWLEDGMENT


THE PEOPLE OF PUERTO RICO}
MUNICIPALITY OF SAN JUAN}   SS.:

         Be It Remembered that on this 19th day of February, A.D. 1938, before me a Notary Public personally appeared Blanton Winship, Jose Enrique Colom and Antonio Lucchetti, who I am satisfied are the persons named in and who executed the foregoing Articles of Incorporation and I having first made known to them the contents thereof, they, being severally duly sworn, on their oath did each acknowledge that they executed and signed the same as their voluntary act and deed.

         Subscribed and sworn to before me this 19th day of February, A.D. 1938.



                                                   Luis Venegas Cortes (Sgd.)
                                                       Notary Public



[Notarial Seal]

                       PUERTO RICAN CEMENT COMPANY, INC.




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                          CERTIFICATE OF INCORPORATION




                                AMENDMENTS UP TO

                               DECEMBER 31, 1999




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